                                                             November 20, 1998

                             EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of November 20, 1998, by and between RSL Communications, Ltd., a Bermuda corporation (the "Company"), and Donald R. Shassian ("Executive").

                              W I T N E S E T H:

         WHEREAS, the Company desires to employ Executive, effective as of a date mutually agreed, but if the parties do not agree on an earlier date, January 1, 1999 (the "Commencement Date") and to set out the terms and conditions of Executive's employment by the Company from and after the Commencement Date; and

         WHEREAS, the Executive desires to enter into the employment of the Company from and after the Commencement Date under those terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.       Employment.

         (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company.

         (b) Term of Employment. The Company shall employ Executive for a term (the "Term") commencing on the Commencement Date and ending on the date immediately preceding the fourth anniversary of the Commencement Date, unless extended by a written agreement signed by both parties. The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Term, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period".



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2.       Position and Duties.

         (a) In general. Executive shall be employed as Executive Vice President and Chief Financial Officer and shall have responsibility for all elements of the Company's financial management, including accounting, treasury, investor relations, planning, budgeting, financial analysis, tax and capital allocation. Executive shall perform such duties and services, consistent with such position for the Company, as may be assigned to him from time to time by the Company's Chief Executive Officer (the "CEO"), which shall include (i) attending and participating in all meetings of the Company's Board of Directors and all meetings of the Board of Director's Executive Committee (the "Executive Committee") unless the Board or Executive Committee, as the case may be, determines that due to the particular subject matter to be discussed, Executive should not attend part or all of a particular meeting and
(ii) serving as the financial adviser to the CEO in connection with all financial and operational matters regarding the Company. The duties of the Executive shall include serving as an officer or director or otherwise performing services for any "Affiliate" of the Company as requested by the Company. An "Affiliate" of the Company means any entity that controls, is controlled by or is under common control with the Company. Executive shall report to the President and CEO.

         (b) Full-time employment. During the Employment Period, Executive shall devote his full business time to the services required of him hereunder, except for time devoted to services required by him to be performed for any "Affiliate" of the Company, vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company. Executive shall not be engaged in any other business activity which, in the reasonable judgment of the CEO, conflicts with the duties of the Executive under this Agreement. Executive shall travel to such location or locations as may be requested by the Company, or which Executive believes is necessary or advisable, in the performance by Executive of his duties hereunder or to the extent appropriate to improve and advance the interests of the Company and its Affiliates.

3.       Compensation.

         (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of US$325,000; provided that, Executive's annual base salary shall be increased as of January 1 of each year, commencing January 1, 2000, by an amount equal to the base salary then in effect, multiplied by the percentage increase in the Cost of Living Index during the preceding year. The "Cost of Living Index" means the consumer price index for all urban consumers in the New York metropolitan area published by the Department of Labor, or if such index is no longer


                                      2

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available, such other generally available index measuring changes in consumer purchasing power (in the New York metropolitan area or nationally) designated by the Board of Directors. Any delay in increase in Executive's annual base salary by reason of the unavailability of any such index at the time any such increase shall otherwise be due shall be made up by a lump sum payment promptly after the index becomes available. Executive's salary, as adjusted for any increase in the Cost of Living Index, may be further increased at the option and in the discretion of the Board of Directors (such salary, as the same may be increased from time to time, is referred to herein as the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other executives of the Company are paid.

         (b) Performance Incentive Plan. Executive shall participate in the Company's 1997 Performance Incentive Plan. The discretionary portion of the bonus shall be determined by the Compensation Committee. If the Company shall amend or terminate the 1997 Performance Incentive Plan in a manner that would reduce the opportunity of Executive to earn an incentive bonus as provided in the 1997 Performance Incentive Plan, the Company shall provide a substitute arrangement so that Executive's total bonus opportunity will not be materially reduced.

         (c) Stock Incentive Plan. Except as otherwise provided in this subsection (c), the Company shall grant Executive an option (the "Option") under the Company's 1997 Stock Incentive Plan to purchase 250,000 shares of the Company's Class A Common Stock. The Option exercise price shall initially be the "Fair Market Value" (as defined in the 1997 Stock Incentive Plan) on the Commencement Date and shall increase on the first day of each calendar quarter (other than the first day of the calendar quarter next following the Commencement Date), compounded annually, by an amount based on the yield to maturity on U.S. Treasury Securities with a maturity of approximately seven years on the date that the Option is granted (the "Adjustment Provision"). The CEO will request the Board to grant the Option without the Adjustment Provision. In the event that the Option is granted with the Adjustment Provision, the CEO will request the Board to increase the number of shares covered by the Option to 300,000, provided that such increase will be in the sole discretion of the Board. If the Option is granted for 300,000 shares, and the Adjustment Provision is subsequently removed from the Option, then the number of shares granted under the Option shall be reduced to 250,000. The Option shall become exercisable as set forth below, provided that Executive is employed by the Company on such date, and once exercisable shall remain exercisable until the expiration of seven years from the date of grant, unless otherwise earlier terminated by reason of a termination of Executive's employment by the Company for Cause or by the Executive other than for Good Reason (as those terms are hereinafter defined):


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        Date First Exercisable                       Percentage Exercisable
        ----------------------                       ----------------------

First Anniversary of the Commencement Date                     33%
Second Anniversary of the Commencement Date                    67%
Third Anniversary of the Commencement Date                    100%

         The Option shall become immediately exercisable in full in the event that Executive's employment with the Company is terminated by the Company other than for Cause, by the Executive for Good Reason, or by reason of the death or Disability (as hereinafter defined) of the Executive and shall, following any such event, remain exercisable for the lesser of two years and the remaining term of the Option.

         Executive understands that the Company has retained an outside consultant (the "Consultant") to review the Company's stock option program, including the amount and terms of options to be awarded in the future to Executive. To the extent approved by the Compensation Committee and the Board, Executive shall receive additional annual stock option grants. Such future grants will be commensurate with Executive's position with the Company and with stock options awarded to other senior executives of the Company (other than grants made to other executives in connection with their initial employment with the Company).

4.       Benefits, Perquisites and Expenses.

         (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other senior officers of the Company. In addition, during the Employment Period, the Company shall provide (at its cost) life insurance coverage for the Executive of no less than $1,000,000, provided that Executive submits to any physical examination required by the insurer and is insurable at standard or preferred rates.

         (b) Perquisites. During the Employment Period, Executive shall be entitled to five weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.


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         (c) Business Expenses. During the Employment Period, the Company
shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

         (d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Memorandum of Association and Bye-Laws in effect on the date hereof. If any claim is asserted against Executive with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall either defend Executive or, at its option, pay Executive's legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification.

5.       Termination of Employment.

         (a) Termination of the Employment Period. The Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability or Retirement, (iii) a Termination for Cause, (iv) a Termination Without Cause,
(v) a Termination for Good Reason, (vi) a Termination Without Good Reason, or
(vii) the expiration of the Term. The Company or the Executive may initiate a termination in any manner permitted hereunder by giving the other party written notice thereof (the "Termination Notice"). The effective date (the "Termination Date") of any termination shall be deemed to be the later of (i) in the case of a Termination Notice from Executive, 45 days after the receipt by the Company of the Termination Notice, (ii) the date on which the Termination Notice is given, or (iii) the date specified in the Termination Notice; provided, however, that in the case of the Executive's death, the Termination Date shall be the date of death. Upon termination of his employ ment for any reason, Executive will immediately resign from all positions that he holds with the Company and its Affiliates.


                                      5

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         (b)      Payments Upon Certain Terminations.

         (i) Termination for Good Reason or Termination Without Cause. In the event that Executive's employment is terminated by Executive for Good Reason or by the Company Without Cause, the Company shall pay Executive his Earned Salary, Vested Benefits and a Severance Benefit (as such terms are hereinafter defined). In addition, if Executive's employment terminates pursuant to this subsection (i), the Company shall continue to provide to Executive the welfare benefits (other than disability insurance) referred to in Section 4, or substantially comparable benefits, until the earlier of (x) the date on which Executive is eligible to obtain comparable benefits from other employment or
(y) the expiration of the Term.

         (ii) Termination due to Death. In the event of the termination of Executive's employment due to Executive's death, the Company shall pay Executive's estate Executive's Earned Salary, Vested Benefits and a lump sum payment equal to 12 months of Executive's Base Salary (at the rate in effect on the date of his death).

         (iii) Termination due to Disability or Retirement. In the event of termination of Executive's employment by the Company due to Disability or a Termination due to Retirement, the Company shall pay Executive his Earned Salary and Vested Benefits, plus, in the event of termination due to Disability, to the Executive or his estate his Base Salary at the Termination Date on a monthly basis for 12 months following the month in which Executive's employment is terminated. In addition, if Executive's employment is ter minated by reason of Disability, the Company shall continue to provide to Executive the welfare benefits (other than disability insurance) referred to in Section 4 during the term of his disability. In the event that Executive's employment with the Company is terminated due to Disability, Executive's benefits under this subsection (iii) shall be reduced by the amount of any Company sponsored (and paid for) disability benefits paid to Executive.

         (iv) Termination Without Good Reason. In the event of a termination of Executive's employment by Executive Without Good Reason, the Company shall pay Executive his Earned Salary and Vested Benefits.

         (v) Termination for Cause. In the event of a termination of Executive's employment by the Company for Cause, the Company shall pay Executive his Earned Salary and Vested Benefits.

         (c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event later than the earlier of 60 days or the day such Earned Salary would have been payable under the Company's normal payroll practices.


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


Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Fifty percent (50%) of Severance Bene fits shall be paid within 30 days after the Termination Date and the remaining 50% of the Severance Benefits shall be paid in equal monthly installments for a period commencing one month after the payment of the first 50% of Severance Benefits and ending on the expiration date of the Term; provided that in the event of the Executive's Termination for Good Reason as the result of a "Change in Control", 100% of the Severance Benefit shall be paid within five days after the Termination Date.

         (d) Definitions. The following capitalized terms have the following meanings:

         "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

         "Normal Retirement Age" means the first day of the month following Executive attaining age 65.

         "Severance Benefit" means the sum of (i) Executive's minimum Base Salary for the remainder of the Term, but in no event less than 12 months, and
(ii) an amount equal to Executive's award, if any, under the 1997 Performance Incentive Plan (or any successor plan) for the year immediately preceding the year in which Executive's employment is terminated or, if Executive's termination has occurred before December 31, 1999, a percentage of Base Salary equal to the average percentage of base salary paid to senior executives (other than the chief executive officer) under the 1997 Performance Incentive Plan for 1999.

         "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least six consecutive months or (ii) more than nine months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably acceptable to Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive's disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.


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


         "Termination due to Retirement" means termination of employment by Executive other than for Good Reason, or termination of Executive's employment by the Company other than a Termination for Cause, on or after Executive's Normal Retirement Age.

         "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere with respect to a charged felony,
(ii) Executive's gross negligence, recklessness, dishonesty, fraud, willful malfeasance or willful misconduct in the performance of the services contemplated by this Agreement, (iii) a willful failure without reasonable justification to comply with a reasonable written order of the Board of Directors or the CEO; or (iv) a willful and material breach of Executive's duties or obligations under this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless the Company shall have delivered a written notice to Executive stating that it intends to terminate his employment for Cause and specifying the factual basis for such termination, and the event or events that form the basis for the notice, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

         "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a reduction in Executive's annual Base Salary or opportunity under the 1997 Performance Incentive Plan below the levels contemplated by Sections 3(a) and (b), (ii) a significant reduction in Executive's positions, duties, responsibilities or reporting lines from those described in Section 2 hereof; (iii) a material breach of this Agreement by the Company, (iv) relocation of Executive's principal place of employment outside of the New York City metropolitan area or (v) a "Change in Control" of the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 30 days of his having actual knowledge of the occurrence of one of the events specified in clause (i), (ii), (iii) or (iv) above stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

         "Change in Control" means the occurrence of (i) a sale or other disposition of stock of the Company, or an issuance of stock of the Company as a result of which any "person" (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Ronald S. Lauder ("Lauder") is or becomes the beneficial owner of more than 25% of the total voting power of the Company, and Lauder (x) beneficially




                                      8

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owns a lesser percentage of the total voting power of the Company than such other "person" and (y), Lauder no longer has the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors, (ii) any merger, consolidation or reorganization (a "Transaction") and Lauder no longer has the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors, or (iii) more than 50% of the total value of the assets of the Company and its consolidated subsidiaries are transferred and the transferee of such assets is not Lauder or a company controlled by Lauder, or (iv) a complete liquidation of the Company.

         "Termination Without Cause" means any termination by the Company of Executive's employment hereunder other than (i) a Termination due to Disability, (ii) a Termination due to Retirement or (iii) a Termination for Cause.

         "Termination Without Good Reason" means any termination by Executive of Executive's employment hereunder other than (i) a termination due to Executive's death, (ii) a Termination due to Retirement, (iii) a Termination for Good Reason, or (iv) a Termination due to Disability.

         "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency and expenses incurred prior to termination of employment that are reimbursable under Section 4(c).

         (e) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries, other than Executive's rights to indemnification under Section 4(d).

6.       Agreement Not to Compete With Company

         (a) During the Employment Period and for a period of one year thereafter (the "Applicable Period"), Executive shall not directly or indirectly own, manage, operate, finance, join, control, advise, consult, render services to, have an interest or future interest or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business (other than as a holder of common stock of the Company, and not in excess of 5% of the outstanding voting shares of any other publicly traded company); provided that Executive shall not make any equity investment during the Applicable Period in a non-publicly traded company that engages in a Competing Business without the prior written approval of the Executive Committee. "Competing Business" means the business of international long distance communication services engaged in by the Company in any country where the Company or an Affiliate conducts such business at any time during the Term. Any opportunity directly or indirectly related to any business engaged in by the Company, its subsidiaries and Affiliates of which Executive becomes aware during the Term shall be deemed a corporate opportunity of the Company, and Executive shall promptly make such opportunity available to the Company.

         (b) If, during the period of one year after expiration of the Employment Period, Executive or an Affiliate of Executive proposes to engage in what may be a Competing Business, Executive shall so notify the Company in a writing which shall fully set forth and describe in detail the nature of the activity which may be a competitive Business, the names of the companies or other entities with or for whom such activity is proposed to be engaged in by Executive or by an Affiliate of Executive (the "Section 6 Notice"). If, within 30 days after receipt by the Company of a Section 6 Notice, the Company shall fail to notify Executive that it deems the proposed activity to be a Com-petitive Business, then Executive shall be free to engage in the activities described in the Section 6 Notice without violation of Section 6(a). If, however, the Company notifies Executive that the proposed activities constitute a Competitive Business, then (i) Executive shall not engage in such Competitive Business during the one-year period following expiration of the Employment Period, and (ii) the Company shall pay Executive, during such one-year period, in equal monthly installments, an amount equal to his highest Base Salary; provided that the amount payable under this Section 6(b) shall be reduced by the amount of Severance Benefit that Executive is receiving for such period.

7.       Confidential Information

         (a) Without the prior written consent of the Company, Executive shall not disclose at any time during the Employment Period or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive's responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive's breach of the provisions of this paragraph).


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


         (b) "Confidential Information" is any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs of Lauder or his family and how any of them conducts its or his business or affairs. "Confidential Information" includes not only information disclosed by the Company or an Affiliate to Executive, but non-public information developed, created or learned by Executive during the course of or as a result of Executive's employment with the Company. "Confidential Information" specifically includes non-public information and documents concerning the Company's and its Affiliates' methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company's or an Affiliate's terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including prospective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, its Affiliates or any of its clients or potential clients or their businesses; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; or any other non-public financial, commercial, business or technical information relating to the Company, an Affiliate, Lauder or his family or non-public information designated as confidential or proprietary that the Company, an Affiliate or Lauder may receive belonging to others who do business with any of them.

         (c) Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, provided that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall promptly (and at the latest within five business days but not less than three days prior to the date Executive is required to respond to the request) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company's and it Affiliates' interest in maintaining the confidentiality of any Confidential Information. The Company will reimburse Executive for reasonable out-of-pocket costs or expenses incurred by Executive in connection with his cooperation with the Company and its Affiliates hereunder.

8.       No Disparaging Comments

Each of the parties hereto agrees not to make disparaging or derogatory comments about the other party, members of the Board or Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

9.       Return of Company Property

Promptly (and at the latest within ten business days) following Executive's termination of services, Executive shall:

         (i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company's Confidential Information (as defined above), and any other property or Confidential Information of the Company or its Affiliates, including all copies thereof in Executive's possession, custody or control, and

         (ii) delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or its Affiliates.

10.      No Soliciting or Hiring Company Employees

Without the prior written consent of the Company, during the Employment Period and for a one-year period thereafter, Executive shall not directly or indirectly induce any employee of the Company or any Affiliate, other than Executive's secretary or personal assistant, to terminate employment with such entity, and during the Employment Period and for a six-month period thereafter, shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any Affiliate as an employee.

11.      Continuing Obligations Following Termination

Executive agrees that his obligations and restrictions with respect to noncompetition, confidentiality, Company property, nondisparagement and nonsolicitation, and the Company obligations to indemnify Executive under
Section 4(d), will continue to apply following the termination of Executive's relationship regardless of the manner in which his relationship with the Company is terminated, whether voluntarily, for Cause, for Good Reason, without Cause or otherwise.

12.      Arbitration of All Disputes

         (a) Any dispute, controversy or claim between the Executive and the Company or any of its officers, directors, employees or shareholders (who are expressly made third-party beneficiaries of this agreement) arising out of, relating to or in connection with this agreement, or the breach, termination or validity thereof, shall be finally resolved by binding and non-appealable arbitration, before a single arbitrator selected by the procedure set forth below, conducted in New York, New York.

         (b) Either party may commence an arbitration proceeding by giving written notice to the other party of its desire to arbitrate.

         (c) The single arbitrator (the "Arbitrator") shall be selected from among the New York City members of the New York Regional Panel of
Distinguished Neutrals (the "Panel") of the Center for Public Resources ("CPR") by mutual agreement of the parties, or if the parties are unable to agree, by the following means:

                  (A) The Company, on one hand, and Executive on the other hand, shall simultaneously exchange lists each containing the names of five members of their choice of the Panel who have indicated a willingness to serve.

                  (B) If a single name appears on both lists, that individual shall be appointed.

                  (C) If more than one name appears on both parties' lists, the Arbitrator shall be selected from the common names by mutual agreement of the parties or by the toss of a coin.

                  (D) If the lists contain no names in common, each party shall strike four names from the other party's list and the Arbitrator shall be selected from the remaining two names by mutual agreement of the parties or by the toss of a coin.

                  (E) If the CPR ceases to have a Panel or it is otherwise impossible to select the Arbitrator from the Panel as contemplated by this Agreement, the Arbitrator shall be selected by the President of the CPR in the manner that the President deems closest to satisfying the purposes of this Section, or, if such person is unable to do so, by the President of the Association of the Bar of the City of New York.

         (d) The Arbitrator, after appropriate consultation with the parties, shall (i) determine, in his or her sole discretion, the rules governing the arbitration proceeding, including whether and to what extent the parties shall have any right to pre-hearing discovery or other forms of disclosure, the manner of presentation of arguments and/or evidence before or at any hearing, whether and to what extent formal rules of evidence shall govern the proceeding and the parties' rights following the proceeding, and (ii) be governed in exercising such discretion by the goal of reaching a fair and reasonable decision in an expeditious and efficient manner while endeavoring to streamline the process and avoid undue litigation costs.

         (e) The Arbitrator shall assess the costs of the proceeding (including the prevailing party's reasonable attorney's fees) on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful, unless he or she concludes that (i) matters of equity or important considerations of fairness dictate otherwise or (ii) in the case of Executive, the Arbitrator determined that Executive acted reasonably and in good faith in pursuing all of the claims asserted by him in such arbitration.

         (f) The Arbitrator shall be required to state his or her decision in writing and may, but shall not be required to, elaborate on the reasons for such decision.

         (g) The arbitrator(s) shall have the authority upon application by a party to direct specific performance, including preliminary or interim specific performance pending the final resolution of the arbitration, of any portion of this agreement. The parties expressly consent to the jurisdiction and power of any federal or state court in New York to enforce the terms of such a direction upon application by a party. If the arbitrator(s) have not yet been appointed, the parties may obtain injunctive or other appropriate relief from a court to enforce the terms of this agreement pending the appointment of the arbitrator(s) who shall thereafter have full power to continue, modify or vacate the terms of any injunctive relief ordered by the court.

         (h) Notwithstanding the terms of this agreement that provide that New York law shall govern, the arbitration and the provisions in this agreement dealing with arbitration shall be governed exclusively by the United States (Federal) Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment on or enforcement of the award or any direction for specific per formance rendered by the arbitrators may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or assets of such party.

         (i) If, notwithstanding the parties' agreement to arbitrate, any issue is presented to a court for decision, the parties hereby waive any right to trial by jury.

         (j) The parties agree that any dispute between the parties and the arbitration itself shall be kept confidential and that the existence of the arbitration and any element of it (including but not limited to any pleading, brief or other document submitted or exchanged, any testimony or other oral submission, and any award) shall not be disclosed except to the arbitrator(s), the CPR Institute for Dispute Resolution, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

13.      No Punitive or Emotional Damages

The parties hereto agree that neither the Executive nor the Company will be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in the case of Executive, from the Company's officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof. Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

14.      Injunctive Relief to Avoid Irreparable Injury

         (a) Executive acknowledges and agrees that the individualized services and capabilities that he will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.

         (b) Executive acknowledges and agrees that the restrictions in this agreement are reasonable to protect the Company's rights under this Agreement and to safeguard the Company's and it Affiliates' Confidential Information.

         (c) Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Executive therefore agrees that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement.

         (d) These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

         (e) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the noncompetition, nonsolicitation, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

15.      Automatic Amendment by Court Order
            and Interim Enforcement

         (a) If the Arbitrator(s) or a court determines that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

         (b) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the provisions relating to non competition, nonsolicitation, confidentiality and Company property, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an arbitral award to the contrary.

16.      Notices

All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

                  if to the Executive, to the Executive at:

                  42 Woodland Drive
                  Rye Brook, NY 10573
                  with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019

                  Attn:  Robert A. Kindler, Esq.

                  if to the Company,  to the Company at

                  Clarendon House
                  Church Street

                  Hamilton HM CX
                  Bermuda
                  Fax:  (441) 292-4720
                  Attention:  Roger Burgess

                  with a copy to each of:

                  c/o RSL Communications, N. America, Inc.
                  Suite 4300
                  767 Fifth Avenue
                  New York, New York 10153
                  Fax: (212) 572-4046
                  Attention: Chief Executive Officer

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Fax: (212) 909-6836
                  Attention: Louis Begley, Esq.

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party. Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery, (ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

17.      Sole and Entire Understanding; Amendments

The entire understanding and agreement between the Company and Executive have been incorporated into this Agreement. There are no other promises, representations, understandings or inducements by the Company to Executive or Executive to the Company other than those specifically set forth in this Agreement. This Agreement may not be altered, amended or added to except in a single writing signed by the Company and the Executive.

18.      Waiver of Breach

A waiver or breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

19.      Headings

The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

20.      Arm's Length

         (a) This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parol or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

         (b) The parties hereto expressly agree that any rule or contractual interpretation, as applied under California law or anywhere else, that would allow parol or extrinsic evidence to attempt to show fraud in the inducement or duress to contradict the plain, unambiguous terms of this Agreement shall not apply to this Agreement and its performance and enforcement. This provision is a material part of this Agreement and, should any party try to introduce evidence contrary to this provision, any other party shall be entitle to consider it a breach and to rescind this contract in full.

21.      Successors and Assigns

         (a) This Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns and upon the Executive and his heirs, successors and assigns; provided, however, that, because this is an Agreement for personal services, the Executive cannot assign any of his obligations under this Agreement to anyone else.

         (b) This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart shall be deemed to have been executed in New York, New York.

22.      New York Law Governs

Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

         IN WITNESS WHEREOF, this Agreement has been executed by Executive and then by the Company in New York, New York, on the dates shown below, but effective as of the date and year first above written.


Date:
     -------------------                   ---------------------------------
                                                       Executive


                                           RSL COMMUNICATIONS, LTD.


Date:                                      BY:
     -------------------                      ------------------------------

                                           Title:
                                                 ---------------------------




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